UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2007

Appalachian Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	000-21383	58-2242407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

822 Industrial Boulevard, Ellijay, Georgia		30540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (706) 276-8000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Principal Officer

On March 21, 2007, the Board of Directors of Appalachian Bancshares, Inc. (the “Company”) appointed J. Keith Hales, age 49, as Executive Vice President and Chief Financial Officer of the Company. Mr. Hales will also serve as Chief Financial Officer of Appalachian Community Bank (the “Bank”), the Company’s wholly owned commercial bank subsidiary. Mr. Hales previously served as Senior Vice President and Operations Officer of the Bank and will transition away from this job over the next several months. Mr. Hales is not under a written employment contract with the Company, but currently receives an annual base salary of $120,000. The Company has not determined whether Mr. Hales’ annual base salary will be materially amended in connection with his appointment as Chief Financial Officer, or whether any grant or award will be made to Mr. Hales in connection with such appointment. Mr. Hales will continue to be eligible to participate in the Company’s annual cash bonus plan.

Mr. Hales has over 30 years of banking experience in financial and operational management, having served as both chief financial officer and operations officer during his career. Since June 2005, Mr. Hales has served as the Bank’s Senior Vice President and Operations Officer, where he was responsible for, among other things, planning and managing the Bank’s expansionary activities. Immediately prior to joining the Bank, Mr. Hales was Senior Vice President of Operations at Park Avenue Bank, Valdosta, Georgia, a $1 billion publicly-traded bank, with 20 branches in Georgia and Florida. In addition, Mr. Hales served as the Chief Financial Officer for United Bank and Trust, Rockmart, Georgia, which is now part of GB&T Bancshares.

A copy of the press release that the Company issued on March 27, 2007, announcing Mr. Hales’ appointment, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated March 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPALACHIAN BANCSHARES, INC.

By:	/s/ Tracy R. Newton
Tracy R. Newton Chief Executive Officer

Dated: March 27, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 27, 2007.